EXHIBIT 99.1

Equity One, Inc.	Company Contacts (305-947-1664):
1600 NE Miami Gardens Drive	Howard Sipzner, EVP and CFO
North Miami Beach, FL 33179	Feryal Akin, Communications

FOR IMMEDIATE RELEASE:

Equity One Reports a 9.8% Increase in First Quarter 2006 FFO per Share

NORTH MIAMI BEACH, FL, May 2, 2006 - Equity One, Inc. (NYSE:EQY), an owner, developer and operator of community and neighborhood shopping centers located in high growth markets in the southern and northeastern United States, announced today its financial results for the three-month period ended March 31, 2006. The highlights are as follows:

Financial Highlights

•	First quarter 2006 Funds from Operations (“FFO”) increased 10.7% to $33.9 million from $30.6 million for 2005;
•	First quarter 2006 FFO per diluted share increased 9.8% to $0.45 from $0.41 for 2005;
•	First quarter 2006 income from continuing operations increased 10.7% to $21.7 million from $19.6 million for 2005;
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First quarter 2006 net income totaled $22.4 million compared to $21.8 million for 2005. Net income for the first quarter of 2006 had $492,000 of gains on sale of income producing real estate, while the first quarter of 2005 had $1.6 million of gains on sale of income producing real estate;

•	Net income per diluted share was $0.29 for the first quarter of both 2006 and 2005;
•	We achieved an interest expense coverage ratio of 3.3 times for the first quarter of 2006; and
•	We recorded net debt to total market capitalization of 37.8% as of March 31, 2006.

Operating Highlights

•	We produced a 2.4% increase in same property net operating income (“NOI”) for the first quarter of 2006 and an overall NOI margin of 72.7%;
•	We increased the average rental rate by 5.2% to $11.23 per square foot on 109 lease renewals aggregating 406,938 square feet in the first quarter of 2006;
•	We executed 85 new leases totaling 264,789 square feet at an average rental rate of $11.71 per square foot, representing a 5.8% spread for new leases versus lost leases in the first quarter of 2006;
•	During the first quarter of 2006, we completed and leased $4.0 million of development projects with an incremental NOI yield on cost of approximately 11.0%; and
•	Achieved an occupancy rate of 94.4% in the core shopping center portfolio at March 31, 2006.

Investment and Financing Activities

•	During the first quarter of 2006, we acquired three retail centers and two non-retail properties for aggregate consideration of $106.5 million;
•	During the first quarter of 2006, we issued $125.0 million principal amount of 6% senior unsecured notes maturing September 2016;
•	Standard & Poor’s announced a “positive outlook” for our BBB senior unsecured debt; and

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During the first quarter of 2006, we sold one non-core income producing property for total consideration of $2.5 million and realized gains of $492,000. We also sold an out parcel for total consideration of $875,000 and realized gains of $314,000.

Subsequent Events

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On April 25, 2006, we completed the disposition of 29 of our Texas community and neighborhood shopping centers to EQYInvest Texas, LLC, a Delaware limited liability company (the “JV”) for aggregate consideration of $387.2 million. In consideration for the sale, Equity One realized net proceeds of approximately $308.7 million and has received a 20% interest in the JV. In addition, we entered into a Management Agreement pursuant to which we will manage and lease the properties on behalf of the JV.

“We are very pleased with our results for the first quarter of 2006,” stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. “Not only did we successfully close the sale of 29 Texas properties to a joint venture in which we will retain a 20% interest, we also executed quite well on our leasing, acquisition, development and finance activities. We increased our renewal rents by 5.2%, achieved a gain of 5.8% on new versus lost leases, increased our core occupancy to 94.4% and realized a 2.4% gain in same store net operating income. Our $106.5 million of acquisitions reflect a mix of core properties and exciting mixed-use redevelopments which we expect to be an important component of our business in future periods. We are well positioned to deliver up to $40 million of finished developments in 2006, providing superior yields and enhancing our overall portfolio quality. Our financial condition is strong, having locked in $125 million of 10.5 year money at a 6% coupon in early March. Our credit facility balance is at zero following the Texas JV transaction, and together with our short-term securities investments and funds escrowed for future like-kind exchanges, provides ample capacity to fund anticipated shareholder distributions and future investment activity. Overall, our focus on the ownership of neighborhood shopping centers anchored by leading supermarkets, drug stores and discount retailers in the southern and northeastern United States together with an aggressive capital recycling program, will continue to deliver superior results for our stockholders, debt providers and other constituencies.”

FINANCIAL OVERVIEW

For the three months ended March 31, 2006, FFO was $33.9 million compared to $30.6 million for the comparable period in 2005. FFO per diluted share totaled $0.45 in the first quarter of 2006 compared to $0.41 in the first quarter of 2005. Net income in the first quarter of 2006 was $22.4 million, compared to $21.8 million in the first quarter of 2005. Net income per diluted share was $0.29 for both periods. Total rental revenues in the first quarter of 2006 increased 8.5% to $66.5 million from $61.3 million in the first quarter of 2005.

The first quarter of 2006 included $492,000 in gains on the sale of income producing real estate while the first quarter of 2005 included $1.6 million of gains on the sale of income producing real estate.

At March 31, 2006, our fully diluted market capitalization totaled $3.0 billion, comprising 76.2 million shares of common stock and $1.1 billion of net debt (excluding any unamortized fair market premium/discount and net of cash). Our ratio of net debt to total market capitalization was 37.8% and our ratio of net debt to gross real estate cost and securities investments was 51.1%.

PORTFOLIO OVERVIEW

As of March 31, 2006, the Company owned a total of 196 properties, encompassing 127 supermarket-anchored shopping centers, four drug store-anchored shopping centers, 47 other retail-anchored shopping centers, eleven development parcels and seven other non-retail properties. As of March 31, 2006, our core shopping center portfolio was 94.4% occupied.

At March 31, 2006, the average base rent per leased square foot for our core portfolio was $10.66, a 4.5% increase from $10.20 per square foot at March 31, 2005 and a 1.4% increase from $10.51 per square foot at December 31, 2005.

During the first quarter of 2006, we renewed 109 leases aggregating 406,938 square feet and increased the average rental rate 5.2% to $11.23 per square foot. We also signed 85 new leases aggregating 264,789 square feet at an average rental rate of $11.71 per square foot, a gain of 5.8% versus the $11.07 average rental rate for lost leases.

Excluding lease termination revenues, our same property net operating income increased 2.4% for the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005, comprising 171 properties for which the occupancy rate was 94.4% compared to 94.8%, respectively.

ACQUISITIONS AND DISPOSITIONS

During the three months ended March 31, 2006, we acquired three retail centers and two non-retail properties as follows:

Shopping Center	Location	Square Feet/ Acres	Purchase Price (in thousands)

Dolphin Village	St. Pete Beach, FL	138,129	$28,000
Brookside Plaza	Enfield, CT	210,787	28,500
Commonwealth II	Jacksonville, FL	53,598	600
Piedmont Peachtree Crossing	Buckhead, GA	152,239	47,950
Prosperity Office Building	Palm Beach Gardens, FL	3,200	1,400
Total			$106,450

During the three months ended March 31, 2006, we sold one non-core property and an out parcel, as follows:

Shopping Center	Location	Square Feet/ Acres	Gross Sales Price (in thousands)	Gain on Sale (in thousands)

Scottsville Square	Bowling Green, KY	38,450	$2,500	$492
Westridge out parcel	McDonough, GA	1.0 acres	875	314
Total			$3,375	$806

As of March 31, 2006, we had 31 properties located in Texas classified as held for sale, all have been subsequently sold.

INVESTMENT IN DIM VASTGOED, N.V.

As of March 31, 2006, we directly and indirectly owned approximately 3.6 million shares of DIM Vastgoed N.V’s common stock, representing 46.4% of its total outstanding ordinary shares. DIM Vastgoed N.V. (“DIM”) is a public company organized under the laws of the Netherlands whose shares are listed on Euronext Amsterdam and which operates as a closed-end investment company owning and operating a portfolio of 19 shopping center properties aggregating 2.7 million square feet in the southeastern United States. During the first quarter of 2006, we recognized $4.3 million of investment income related to the March 2006 $1.20 dividend per ordinary share declared by DIM.

DEVELOPMENTS AND REDEVELOPMENTS

As of March 31, 2006, we had 15 significant development and redevelopment projects underway or in the planning stage totaling approximately $145.1 million of asset value, which, based on current plans and estimates is expected to require $33.7 million of additional capital to complete beyond the $111.4 million already invested. These include:

•	The near-term completion of two supermarket-anchored shopping centers, in McDonough, Georgia, and Huntsville, Alabama;

•	Shops at Skylake in North Miami Beach, Florida, where we completed the addition of 37,000 square feet of retail space in April 2006;

•	Belfair Towne Village in Bluffton, South Carolina, where we are adding 41,250 square feet of retail space to the existing center;

•	St. Lucie West Plaza, adjacent to our Cashmere Corners property in Port St. Lucie, Florida, where we are building 20,000 square feet of retail shops;

•	Windy Hill in North Myrtle Beach, South Carolina, where we are adding 4,000 square feet of retail space to the existing center;

•	West Roxbury in West Roxbury, Massachusetts, where we are adding 8,000 square feet of retail space to the existing center; and

•	Bluebonnet Village in Baton Rouge, Louisiana, where we are adding 10,750 square feet of retail space on an out parcel.

These developments and redevelopments are scheduled for completion beginning in the second quarter of 2006. During the first quarter of 2006, we completed and leased a total of $4.0 million of development projects resulting in incremental net operating income of approximately $444,000 on an annualized basis.

FFO AND EARNINGS GUIDANCE

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One’s reports filed with the Securities and Exchange Commission, we are maintaining our previously announced guidance for calendar year 2006 FFO per diluted share to be between $1.65 and $1.72 and expect our second quarter 2006 FFO per diluted share to be between $0.44 and $0.46. This guidance is provided for informational purposes and is subject to change. The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:

Guidance for second quarter 2006	Range or Value
Earnings per diluted share	$1.45	to	$1.47
Less: gain on sale of real estate	(1.17)		(1.17)
Plus: real estate depreciation	0.16	to	0.16
FFO per diluted share	$0.44	to	$0.46

Guidance for 2006	Range or Value
Earnings per diluted share	$2.20	to	$2.26
Less: gain on sale of real estate	(1.17)		(1.17)
Plus: real estate depreciation	0.62	to	0.63
FFO per diluted share	$1.65	to	$1.72

For guidance purposes, we have not included gains from the sale of real estate not otherwise disclosed, the impact on operating income from future sales of properties or losses from impairment write-downs of our assets or securities.

ACCOUNTING AND OTHER DISCLOSURES

We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

We will host a conference call on Wednesday, May 3, 2006, at 1:00 p.m. EST to review our performance for the first quarter 2006. Investors may join the call by dialing 866-362-4831 (U.S./Canada) or 617-597-5347 (international) using passcode 64188534. The call will also be web-cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net.

If you are unable to participate during the call, a replay will be available following the call on our web site. You may also access the replay by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (international) using pass code 62719859. The telephone replay will be available through May 10, 2006.

FOR ADDITIONAL INFORMATION

For a copy of our first quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for press releases and other company notices, please send your e-mail address to Feryal Akin at fakin@equityone.net.

LOOKING AHEAD - SECOND QUARTER CONFERENCE CALL

We anticipate that we will release our second quarter 2006 earnings on Tuesday, August 1, 2006, after the market close and will host our second quarter 2006 conference call on Wednesday, August 2, 2006, at 1:00 p.m. EDT. We expect to issue a press release in advance of these events to confirm the dates and times and provide all related information.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Texas, Georgia, Massachusetts and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands, except per share data)

	For the three months ended March 31,
Operating Data	2006	2005
Total Rental Revenues	$66,451	$61,273
Net Income	$22,365	$21,790
Earnings per share (basic)	$0.30	$0.30
Earnings per share (diluted)	$0.29	$0.29

Number of shares used in computing earnings per share:
Basic	75,151	73,043
Diluted	75,978	74,193

Reconciliation of Net Income to Funds from Operations

Funds from Operations is a non-GAAP financial measure. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended March 31,
	2006	2005
Net income	$22,365	$21,790
Adjustments:
Rental property depreciation and amortization	12,039	10,446
Gain on sale of depreciable real estate	(492)	(1,615)
Minority interest	28	28
Funds from operations	$33,940	$30,649

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands)

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended March 31,
	2006	2005

Earnings per diluted share*	$0.29	$0.29
Adjustments:
Rental property depreciation and amortization	0.16	0.14
Gain on sale of depreciable real estate	-	(0.02)
Funds from operations per diluted share	$0.45	$0.41

*Earnings per diluted share reflect the add-back of minority interest(s) which are convertible to shares of our common stock.

Balance Sheet Data	March 31, 2006	December 31, 2005

Investments in real estate (before accumulated depreciation)	$2,136,799	$2,020,475
Total assets	$2,180,557	$2,052,033
Mortgage notes payable	$433,108	$446,925
Unsecured revolving credit facilities	$115,000	$93,165
Unsecured senior notes payable	$589,052	$465,404
Total liabilities before minority interests	$1,203,653	$1,077,879
Stockholders’ equity	$975,915	$972,729

Total liabilities, minority interests and stockholders’ equity	$2,180,557	$2,052,033